Exhibit 11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the foregoing Regulation A Offering Circular of our report dated June 26, 2020, relating to the consolidated financial statements of Ubid Holdings, Inc. as of December 31, 2019 and 2018 and for the years then ended. We also consent to the reference to our firm under the caption “Experts”.

Weinberg & Company, P.A.

Los Angeles, California

August 28, 2020